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                                                                   Exhibit 10.47


                                REVOCABLE LICENSE

A.M. Property Holding Corp. (Licensor) hereby grants an extension of the previous License Agreement for a new two (2) year period at 352 7th Avenue commencing 6/01/05 and terminating 5/31/07 for the use of the Penthouse to Westwood Computer Corp.

Licensee shall pay a fee of $7000.00 per month on the first day of each month for the issuance of this License.

Licensor, its Agents, servants and/or employees shall not be liable for any loss or damage to the property of the Licensee.

No Landlord-tenant relationship is intended to be created by the execution of this license agreement, and no such relationship shall be deemed to have been created by the execution of this agreement.

Licensor shall maintain with Licensor the current 3-months security ($18,750.00) against damage or theft to premises.

Licensor will not be responsible for any loss of equipment or inventory due to break-in.

Licensee name will appear as: Westwood Computer Corp on any signs and directories.

Licensee, at its sole cost and expense shall maintain at all times during the term of this License Agreement and at all times when license is in possession of the demised premises, a comprehensive policy of general liability insurance in which Licensor, Licensors Managing Agent and Licensee are additional insured's, for any and all claims arising during the term of this license agreement for damages of inquiries to inventory fixtures, goods, wares, merchandise and property and/or for any personal injury or loss of life, in, upon, or about the demised premises protecting Licensor or Licensors Managing Agent. Such Policy is to be written be a good and solvent insurance company, satisfactory to Licensor, in the amount of ONE MILLION DOLLARS ($1,000,000) per occurrence (combined single limit), TWO MILLION DOLLARS ($2,000,000) in aggregate. Licensee agrees to deliver to Licensor a certificate of endorsement of aforesaid insurance policy and upon Licensee's failure to provide and keep in force the aforementioned insurance, it shall be regarded as material default, entitling Licensor to exercise any and all remedies provided by this License Agreement.

Licensee agrees that if any of the charges incurred by License are not paid within 30 days then the License Agreement is terminated immediately thus giving Licensor the right to enter the premises and vacate all Licensees property. If Licensee is terminated due to Licensee's failure to adhere to any terms of this License, the Licensee will lose all




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security.

Licensee is required to render monthly rent payments on the first of every month, after receiving a written bill, however a 5-day grace period is acceptable. If payment is not received by the 5th of the month, a late charge will be incurred of $300.00.




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Licensee will remove all property and vacate the premises upon 5 business days after license is terminated or Licensor, if he chooses to, can remove all property from the premises and charge all costs to licensee.

Licensee agrees to leave office broom clean, with no marking on the walls, without any damages to Licensor's property upon termination of this lease agreement.

Electricity for penthouse shall be invoiced at Licensor's cost + 20%. There will also be a monthly electric fee of $20.00.

Licensee hereby agrees to pay its pro rata share (1.92%) of Real Estate Tax increases with a base year of 02/03.

Licensee hereby agrees to pay its pro rata share of all fuel costs above $.70 per gallon including taxes.

Licensee acknowledges it has received existing licensee controlled wall A/C units in good working condition, and licensee will be solely responsible for maintaining and for replacing such A/C units during the license period.

By signing a copy of this License Agreement, you indicate your approval of the terms and conditions.

Oral representation not valid.

Security is to be refunded 30 days after Licensee leaves the premises.

This agreement will supersede any previously signed agreements.


A.M. Property Holding Corp.                   Westwood Computer Corporation


/s/ Illegible                                 Keith Grabel
----------------------------                  ---------------------------------
Paul Wasserman V.P.                           Keith Grabel, President
Licensor                                      Licensee


                                              Mary Grabel
                                              ---------------------------------
                                              Mary Grabel, CEO/Treasurer


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Date                                          Date